Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter 2016 Results

ORLANDO, Fla., Nov. 8, 2016— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company that owns and operates twelve theme parks, today reported its financial results for the third quarter ended September 30, 2016.

Overview

•

Total revenues were $485.3 million, as compared to $496.9 million in the third quarter of 2015. Net income was $65.7 million, or $0.77 per diluted share, as compared to net income of $98.0 million, or $1.14 per diluted share, in the third quarter of 2015.

•

Third quarter total attendance was relatively flat. Attendance at the company’s Florida park locations increased 1.3% in the third quarter, reflecting a positive impact from its capital investments in new attractions, which more than offset a decline in attendance from Latin America, an overall softness in the Orlando market and the impact of Hurricane Hermine. Absent the Latin America impact, attendance in Florida would have increased 4.0% in the third quarter.

•	Attendance trends in California and Texas continued to show improvement for the first nine months of 2016 over the same nine-month period in 2015.
•

Following a fundamental review of the company’s cost structure, the company is executing a comprehensive cost optimization program that is expected to reduce costs by approximately $65 million, with a targeted $40 million in net savings by the end of 2018.

•	2016 Adjusted EBITDA[1] guidance range narrowed to $310 million to $330 million.
•

As previously announced, the company declared a cash dividend of $0.10 per share to all common stockholders of record at the close of business on September 29, 2016 and suspended future quarterly dividends to allow greater flexibility to deploy capital to the opportunities that offer the greatest long term returns to shareholders.

“One year into our three-year plan to increase value for our shareholders, we are delivering tangible results in key areas,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “We are creating distinct guest experiences in our parks that reflect the fundamental repositioning of our brand from animal entertainment to experiences that matter. The introduction of several new exciting rides and attractions – including Mako and Cobra’s Curse – is driving attendance and season pass sales. In particular, we are seeing continued improvement of attendance trends in California and Texas, and third quarter attendance increased in Florida by 1.3%. Absent the decline in attendance from Latin America, which appears to be abating, Florida attendance would have increased 4.0% in the third quarter. We have also announced an extensive line-up of new attractions, shows and events for 2017,  displaying our disciplined capital allocation strategy, focusing on high-return, value-enhancing projects.

“Importantly, we are using our capital more efficiently, introducing more new attractions with fewer dollars. Additionally, during the third quarter, we began executing a comprehensive cost optimization program that goes beyond the initiative we communicated last year and targets $40 million in net cost savings by the end of 2018,” continued Manby. “We have also introduced new strategic marketing initiatives which have contributed to early season pass sales that are above the same period last year while new pricing strategies and selective price increases are being implemented to improve total revenue per capita. Overall, we are seeing indications of stabilization, and we believe our results by the end of 2017 and beyond will materially benefit from our focus on significant cost reductions, our brand repositioning, our strategic marketing and pricing initiatives and our continued commitment to consistent and disciplined capital investments.”

Third Quarter 2016 Results

During the third quarter of 2016, the company generated revenue of $485.3 million, a decrease of $11.6 million, or 2%, compared to the third quarter of 2015. The company reported net income of $65.7 million, or $0.77 per diluted share.  In the third quarter of 2015, the company generated net income of $98.0 million, or $1.14 per diluted share.  Adjusted EBITDA was $196.0 million, a decrease of $21.4 million, or 10%, compared to Adjusted EBITDA of $217.5 million in the third quarter of 2015.  Net cash provided by operating activities was $147.1 million in the third quarter of 2016 compared to $137.8 million in the prior year third quarter.

[1] This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and the reconciliation to their respective most comparable financial measures calculated in accordance with GAAP. Also, see “Guidance” section for the company’s reasoning for not reconciling the forward-looking Adjusted EBITDA guidance range included in this earnings release.

Attendance for the third quarter was primarily impacted by adverse weather at the company’s Northeast park locations, including the effects of Hurricane Hermine, along with a decline in international attendance, mainly from Latin America which decreased in attendance by approximately 93,000 guests, or 28%, compared to the third quarter of 2015.  The impact of these factors was largely offset by increased attendance in Texas, which mainly benefited from the new gate at its water park, and increased attendance in Florida in the third quarter.  The company believes the improvement in Florida, an increase of approximately 46,000 guests, results from new attractions which helped drive increased domestic attendance despite a decline in international guests, an overall decline in hotel occupancy in the Orlando market and the effects of Hurricane Hermine in Florida. Texas and California attendance trends continued to improve in the third quarter while international weakness abated in comparison to the second quarter of 2016.

Total revenue per capita (total revenue divided by attendance) declined by 2.0% to $58.18 in the third quarter of 2016 compared to $59.36 in the prior year third quarter. Admission per capita (admissions revenue divided by attendance) decreased by 2.9% to $35.32 in the third quarter of 2016 from $36.39 in the prior year third quarter. The decline primarily results from an unfavorable park attendance mix, with more guest concentration at the company’s water parks and the new gate for Aquatica San Antonio, along with the impact of fewer international guests compared to the third quarter of 2015.  In-park per capita spending (food, merchandise and other revenue divided by attendance) decreased slightly by 0.5% to $22.86 in the third quarter of 2016, from $22.97 in the prior year third quarter.

Operating expenses for the third quarter increased $1.8 million, or 1%, to $198.8 million as compared to $196.9 million in the third quarter of 2015.  The increase primarily relates to an increase in direct labor and benefit costs resulting from wage and merit increases, partially offset by targeted cost savings initiatives.  Selling, general and administrative expenses for the third quarter of 2016 increased $9.5 million, or 20%, to $57.1 million as compared to $47.7 million in the prior year third quarter.  The increase primarily relates to an increase in barter expense of $4.9 million, planned increases in marketing costs and increased labor and benefit costs, partially offset by targeted cost savings initiatives.

Year to Date Results

During the first nine months of 2016, the company generated revenue of $1.08 billion, a decrease of $26.5 million, or 2%, compared to the same period in 2015.  The company generated a net loss for the first nine months of 2016 of $0.6 million, or a loss of $0.01 per diluted share, and an Adjusted Net Income of $23.2 million, or $0.27 per diluted share.  For the first nine months of 2015, the company generated net income of $60.2 million, or $0.70 per diluted share, and an Adjusted Net Income of $73.4 million, or $0.85 per diluted share.  Adjusted EBITDA in the first nine months of 2016 was $273.9 million, a decrease of $39.9 million, or 13%, compared to Adjusted EBITDA of $313.8 million in the same period of 2015.  Net cash flow provided by operating activities was $258.9 million in the first nine months of 2016 compared to $279.9 million in the first nine months of 2015.

Attendance declined in the first nine months of 2016 primarily due to weakness at the company’s Florida park locations, particularly in the first half of the year, and to a lesser extent, to a decline in attendance at its Northeast park locations in the third quarter primarily resulting from adverse weather, including the effects of Hurricane Hermine.  The weakness in Florida, a decline of approximately 432,000 guests when compared to the first nine months of 2015, can be attributed to the following factors: (i) a decline in international attendance, particularly from Latin America which decreased by approximately 328,000 guests, or 35%, when compared to the first nine months of 2015; (ii) an overall softness in the Orlando market and competitive pressures, as evidenced by reduced hotel occupancy at Orlando-area hotels and a decline in local and passholder attendance at the company’s Orlando parks in the first half of 2016; and, to a lesser extent, (iii) adverse weather impacts due to Tropical Storm Colin in June and the effects of Hurricane Hermine at the company’s Florida park locations.  The company believes the decline in passholder attendance for SeaWorld Orlando results from less discounting on season pass products in early 2016 when compared to the same period in 2015.

Total revenue per capita improved slightly to $61.10 in the first nine months of 2016 from $61.07 in the first nine months of 2015. Admission per capita decreased by 1.2% to $37.20 from $37.64 in the prior year period. The decline results primarily from an unfavorable park attendance mix, resulting from more guest concentration at the company’s water parks and the new gate for Aquatica San Antonio, along with the impact of fewer international guests when compared to the same period in the prior year.  In-park per capita spending increased to $23.90 in the first nine months of 2016, from $23.43 in the same period of 2015, primarily due to increased sales of the company’s in-park products, such as front of the line “Quick Queue” access. To increase season pass sales as well as to improve admissions per capita, the company recently introduced strategic pass promotions along with other ticket offers.

Operating expenses for the first nine months of 2016 increased $28.5 million, or 5%, to $570.5 million as compared to $541.9 million in the same period of 2015, primarily due to an increase in other direct labor and benefit costs, an increase in equity compensation expense and an increase in asset write-offs largely related to $6.4 million associated with the Blue World Project.  The increase in other direct labor and benefit costs resulted primarily from wage and merit increases.  The additional equity compensation expense relates to an incremental $9.8 million primarily associated with certain performance-vesting shares, which vested on April 1, 2016.  Selling, general and administrative expenses for the first nine months of 2016 increased $24.5 million, or 14%, to $196.5 million as compared to $172.1 million in the first nine months of 2015.  The increase primarily relates to an increase of $20.0 million in equity compensation expense primarily related to certain performance-vesting shares which vested on April 1, 2016.  In addition to the increase in equity compensation expenses, selling, general and administrative expenses also increased by $11.2 million related to barter expense, which was partially offset by targeted costs savings initiatives and a decrease in marketing and reputation costs.

Dividends

On September 19, 2016 the company’s Board of Directors (the “Board”) declared a cash dividend of $0.10 per share to all common stockholders of record at the close of business on September 29, 2016, which was paid on October 7, 2016.  The Board also decided to suspend the company’s quarterly dividend subsequent to this dividend declaration to allow the company greater flexibility to deploy capital to the opportunities that offer the greatest long term returns to shareholders such as, but not limited to, share repurchases, investments in new attractions or debt repayments.  The company expects to redeploy this additional capital to shareholders by opportunistically repurchasing the company’s shares in the open market during the remainder of 2016.

Future dividends, if any, and the timing of declaration of any such dividends, will be at the discretion of the Board and will depend upon, among other things, the company’s financial condition, capital needs, covenants, economic conditions and other factors that the Board may deem relevant.

Guidance

The following updated guidance is based on the company’s performance in the first nine months of 2016, recent developments including the impact of Hurricane Matthew on the company’s fourth quarter attendance, and current management expectations regarding attendance. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the company undertakes no obligation to update its guidance. With only one quarter left in the 2016 reporting year, the company is narrowing the range of its guidance, and it now expects Adjusted EBITDA for 2016 to be in the range of $310 million to $330 million.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the three and nine months ended September 30, 2016. However, the company has not reconciled the forward-looking Adjusted EBITDA guidance range included in this press release to the most directly comparable forward-looking GAAP measure because this cannot be done without unreasonable effort due to the high variability, complexity, low visibility and seasonal nature of the company’s business with respect to estimating forward-looking amounts for impairments and disposition of assets, income taxes and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

Conference Call

The company will hold a conference call today, Tuesday, November 8, 2016 at 9 a.m. Eastern Time to discuss its third quarter 2016 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time November 8, 2016 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 8, 2016 through 11:59 p.m. Eastern Time on November 22, 2016 by dialing (855) 859-2056 from anywhere in the U.S. or (404) 537-3406 from international locations, and entering conference code 92050626.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Free Cash Flow. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss as determined under GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. Additionally, the company believes that the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 28,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks, including the potential spread of contagious diseases, such as the Zika virus; any risks affecting the markets in which the company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the company’s capital allocation plans and share repurchases; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Senior Director of Corporate Communications

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2016	2015	$	%	2016	2015	$	%
Net revenues:
Admissions	$294,605	$304,626	$(10,021)	(3%)	$655,510	$679,917	$(24,407)	(4%)
Food, merchandise and other	190,713	192,313	(1,600)	(1%)	421,185	423,230	(2,045)	(0%)
Total revenues	485,318	496,939	(11,621)	(2%)	1,076,695	1,103,147	(26,452)	(2%)
Costs and expenses:
Cost of food, merchandise and other revenues	35,854	36,959	(1,105)	(3%)	81,768	83,974	(2,206)	(3%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $505 and $267 for the three months ended September 30, 2016 and 2015, respectively and $10,371 and $595 for the nine months ended September 30, 2016 and 2015, respectively) (a)	198,754	196,931	1,823	1%	570,480	541,944	28,536	5%
Selling, general and administrative (includes equity compensation of $2,040 and $1,282 for the three months ended September 30, 2016 and 2015, respectively and $24,225 and $4,205 in the nine months ended September 30, 2016 and 2015, respectively)(b)	57,148	47,684	9,464	20%	196,534	172,082	24,452	14%
Restructuring and other related costs (c)	—	—	—	—	112	267	(155)	(58%)
Depreciation and amortization	40,921	44,505	(3,584)	(8%)	156,677	138,469	18,208	13%
Total costs and expenses	332,677	326,079	6,598	2%	1,005,571	936,736	68,835	7%
Operating income	152,641	170,860	(18,219)	(11%)	71,124	166,411	(95,287)	(57%)
Other expense, net	72	41	31	76%	48	511	(463)	(91%)
Interest expense	15,137	15,019	118	1%	44,297	50,929	(6,632)	(13%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	—	—	—	—	20,348	(20,348)	(100%)
Income before income taxes	137,432	155,800	(18,368)	(12%)	26,779	94,623	(67,844)	(72%)
Provision for income taxes	71,777	57,850	13,927	24%	27,405	34,462	(7,057)	(20%)
Net income (loss)	$65,655	$97,950	$(32,295)	(33%)	$(626)	$60,161	$(60,787)	(101%)
Earnings (loss) per share:
Net income (loss) per share, basic	$0.77	$1.14			$(0.01)	$0.70
Net income (loss) per share, diluted	$0.77	$1.14			$(0.01)	$0.70

Weighted average common shares outstanding:
Basic	85,290	86,006			84,787	86,096
Diluted (e)	85,447	86,100			84,787	86,207

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2016	2015	$	%	2016	2015	$	%
Net income (loss)	$65,655	$97,950	$(32,295)	(33%)	$(626)	$60,161	$(60,787)	(101%)
Provision for income taxes	71,777	57,850	13,927	24%	27,405	34,462	(7,057)	(20%)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	—	—	—	—	20,348	(20,348)	(100%)
Interest expense	15,137	15,019	118	1%	44,297	50,929	(6,632)	(13%)
Depreciation and amortization	40,921	44,505	(3,584)	(8%)	156,677	138,469	18,208	13%
Equity-based compensation expense (f)	2,545	1,549	996	64%	34,596	4,800	29,796	621%
Other non-cash expenses (g)	1	280	(279)	(100%)	6,645	4,310	2,335	54%
Other business optimization costs (h)	103	—	103	ND	1,939	—	1,939	ND
Other adjusting items (i)	(117)	—	(117)	ND	2,705	—	2,705	ND
Other items (j)	—	307	(307)	(100%)	233	307	(74)	(24%)
Adjusted EBITDA (k)	$196,022	$217,460	$(21,438)	(10%)	$273,871	$313,786	$(39,915)	(13%)
Net cash provided by operating activities	$147,134	$137,838	$9,296	7%	$258,871	$279,920	$(21,049)	(8%)
Capital expenditures	32,272	33,595	(1,323)	(4%)	135,496	117,129	18,367	16%
Free Cash Flow (l)	$114,862	$104,243	$10,619	10%	$123,375	$162,791	$(39,416)	(24%)
Net income (loss)	$65,655	$97,950	$(32,295)		$(626)	$60,161	$(60,787)
Restructuring and other related costs (c)	—	—	—		112	267	(155)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	—	—		—	20,348	(20,348)
Other items (m)	—	500	(500)		67,971	500	67,471
Income taxes of certain non-GAAP adjustments	—	(193)	193		(44,278)	(7,850)	(36,428)
Adjusted Net Income (n)	$65,655	$98,257	$(32,602)		$23,179	$73,426	$(50,247)
Net income (loss) per share, diluted	$0.77	$1.14	$(0.37)		$(0.01)	$0.70	$(0.71)
Restructuring and other related costs (c)	—	—	—		0.00	0.00	(0.00)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	—	—	—		—	0.24	(0.24)
Other items (m)	—	0.00	0.00		0.80	0.00	0.80
Income taxes of certain non-GAAP adjustments	—	(0.00)	0.00		(0.52)	(0.09)	(0.43)
Adjusted Net Income per share, diluted	$0.77	$1.14	$(0.37)		$0.27	$0.85	$(0.58)
Weighted average common shares outstanding, diluted	85,447	86,100			84,977	86,207

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2016	As of December 31, 2015
Cash and cash equivalents	$55,807	$18,971
Total assets (o)	$2,379,816	$2,388,662
Long-term debt, including current maturities:
Term B-2 Loans	$1,327,850	$1,338,387
Term B-3 Loans	245,800	247,900
Revolving Credit Facility	—	15,000
Total long-term debt, including current maturities	$1,573,650	$1,601,287
Total stockholders' equity	$458,543	$504,120

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2016	2015	#	%	2016	2015	#	%
Attendance	8,341	8,371	(30)	(0.4%)	17,622	18,063	(441)	(2.4%)
Total revenue per capita (p)	$58.18	$59.36	$(1.18)	(2.0%)	$61.10	$61.07	$0.03	0.0%

ND-Not Determinable

(a) Includes non-cash equity compensation expense, which for the nine months ended September 30, 2016, includes approximately $9.0 million in equity compensation expense recorded in operating expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the nine months ended September 30, 2016, includes approximately $18.5 million in equity compensation expense recorded in selling, general and administrative expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects restructuring and other related costs for the nine months ended September 30, 2016 primarily related to severance and other employment expenses for positions eliminated in the first quarter of 2016.  For the nine months ended September 30, 2015, reflects salaries and severance for individuals with continuing service obligations which were impacted by the restructuring program announced in December 2014.

(d) Reflects a $14.3 million premium paid for the early redemption in April 2015 of $260.0 million of the company’s then-existing Senior Notes, along with a write-off of approximately $6.0 million in related discounts and debt issuance costs in the nine months ended September 30, 2015.

(e) During the three months ended September 30, 2016 and 2015, there were approximately 4,374,000 and 2,463,000, respectively, anti-dilutive shares of common stock excluded from the calculation of diluted earnings per share.  During the nine months ended September 30, 2016, there were approximately 4,811,000 potentially dilutive shares excluded from the computation of diluted loss per share as their effect would have been anti-dilutive due to the company’s net loss during the period. During the nine months ended September 30, 2015 there were approximately 1,599,000 anti-dilutive shares of common stock excluded from the computation of diluted earnings per share.

(f) Reflects non-cash equity compensation expenses associated with the grants of equity compensation and includes $27.5 million in the nine months ended September 30, 2016 associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(g) Reflects non-cash expenses related to miscellaneous asset write-offs, including $6.4 million in the nine months ended September 30, 2016 associated with the Blue World Project, and non-cash losses on derivatives.

(h) Reflects business optimization and other strategic initiative costs primarily composed of $0.1 million and $1.6 million of third party consulting costs incurred in the three and nine months ended September 30, 2016, respectively, and $0.4 million of restructuring and related costs associated with severance and other employment expenses for certain positions eliminated in the first quarter of 2016 as a result of cost savings initiatives.  The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other business optimization costs incurred due to limitations as described in footnote (k) below.

(i) Reflects an adjustment of $0.1 million and costs incurred of $2.6 million related to product and intellectual property development costs for the three and nine months ended September 30, 2016, respectively, and approximately $0.1 million of state franchise taxes paid in the nine months ended September 30, 2016.  State franchise taxes were not included in the prior year quarter.  The Adjusted EBITDA calculations presented in the table above do not reflect certain 2015 other adjusting items incurred due to limitations as described in footnote (k) below.

(j) Reflects the impact of certain items which the company is permitted to exclude under the credit agreement governing the company’s Senior Secured Credit Facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only, and accordingly, these items are presented net of related taxes of approximately $0.1 million in the nine months ended September 30, 2016 and $0.2 million in the three and nine months ended September 30, 2015.

(k) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s Senior Secured Credit Facilities. Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures to estimate the value of a company, to make informed investment decisions and to evaluate a company’s ability to meet its debt service requirement. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

For covenant calculation purposes under the company’s credit agreement, the amount which the company is able to add back to Adjusted EBITDA for other business optimization costs and certain other adjusting items, including restructuring costs and product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year).  Due to these limitations, the Adjusted EBITDA calculations presented in the table above do not reflect $0.3 million related to restructuring and other related costs in the nine months ended September 30, 2015 as well as $1.3 million and $2.5 million of product and intellectual property development costs incurred in the three and nine months ended September 30, 2015, respectively.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies. Prior to the second quarter of 2016, the company’s definition of Free Cash Flow differed from the above.  The company changed the definition of Free Cash Flow to provide a more meaningful metric to investors.  Prior year amounts have been calculated using the above definition in all periods presented.

(m) Reflects the impact of certain items during the nine months ended September 30, 2016 which the company does not consider indicative of ongoing operating performance, as previously disclosed, and primarily includes (i) $33.7 million in accelerated depreciation related to the disposal of deep-water lifting floors from the orca habitats of each of the three SeaWorld-branded parks; (ii) $27.5 million of equity compensation expense related to certain performance-vesting restricted shares which became probable of vesting in the first quarter of 2016; and (iii) $6.4 million in asset write-offs associated with the company’s Blue World Project.

(n) Adjusted Net Income is defined as net income before the after-tax impact of the restructuring and other related costs, loss on early extinguishment of debt and write-off of discounts and debt issuance costs as well as other items the company considers unusual, if any, during the periods presented. Adjusted Net Income per Diluted Share is calculated by dividing Adjusted Net Income for the period by the diluted shares outstanding. Management presents Adjusted Net Income and Adjusted Net Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.  Income taxes related to these non-GAAP adjustments are presented separately in the table above and reflect the current and deferred income tax impact for the periods presented.

(o) Certain prior year amounts have been reclassified to conform to the 2016 presentation, in particular, $2.5 million of noncurrent deferred tax liabilities, net, previously included in total assets has been reclassified to total liabilities. The reclassification is as a result of the adoption of Accounting Standards Update (“ASU”) 2015-17, Balance Sheet Classification of Deferred Taxes during the first quarter of 2016.

(p) Calculated as total revenues divided by attendance.